HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR THIRD QUARTER FISCAL YEAR 2019

MUSCATINE, Iowa (October 23, 2019) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended September 28, 2019 of $625.4 million and net income of $46.1 million. GAAP net income per diluted share was $1.07 compared to $0.89 in the prior year. Non-GAAP net income per diluted share was $1.08 compared to $0.90 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Third Quarter Summary Comments
"Our teams delivered strong profit growth during the third quarter. The demand environment remains dynamic, and our organization continues to adjust and drive value for shareholders," said Jeff Lorenger, HNI Corporation President and Chief Executive Officer.

HNI Corporation - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	September 28, 2019	September 29, 2018	Change
GAAP
Net Sales	$625.4	$611.1	2.3%
Gross Profit %	38.0%	38.2%	-20	bps
SG&A %	28.3%	29.4%	-110	bps
Operating Income	$60.7	$53.6	13.1%
Operating Income %	9.7%	8.8%	90	bps
Effective Tax Rate	21.2%	21.9%
Net Income %	7.4%	6.5%	90	bps
EPS – diluted	$1.07	$0.89	20.2%

Non-GAAP
Gross Profit %	38.0%	38.2%	-20	bps
Operating Income	$61.1	$53.9	13.4%
Operating Income %	9.8%	8.8%	100	bps
EPS – diluted	$1.08	$0.90	20.0%

Third Quarter Summary Comments

•
Consolidated net sales increased $14.3 million or 2.3 percent from the prior year quarter to $625.4 million. On an organic basis, sales increased 3.1 percent. The net impact of divesting small office furniture companies decreased sales $4.5 million compared to the prior year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
Gross profit margin decreased 20 basis points compared to the prior year quarter. This decrease was driven by lower volume and higher input costs, partially offset by price realization and productivity, net of investments.

•	Selling and administrative expenses as a percent of sales decreased 110 basis points compared to the prior year quarter. This decrease was primarily due to higher net sales and lower core SG&A spend.

•
Non-GAAP net income per diluted share was $1.08 compared to $0.90 in the prior year quarter.  The $0.18 increase was due to price realization and productivity, net of investments, partially offset by lower sales volume and higher input costs.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 28, 2019	September 29, 2018	Change
GAAP
Net Sales	$484.8	$471.7	2.8%
Operating Profit	$51.2	$45.7	11.9%
Operating Profit %	10.6%	9.7%	90	bps

Non-GAAP
Operating Profit	$51.7	$45.7	13.0%
Operating Profit %	10.7%	9.7%	100	bps

•
Office furniture net sales increased $13.1 million or 2.8 percent from the prior year quarter to $484.8 million. On an organic basis, sales increased 3.8 percent primarily driven by growth in the contract business. The net impact of divesting small office furniture companies decreased sales $4.5 million compared to the prior year quarter.

•
Office furniture GAAP operating profit margin increased 90 basis points for the quarter. This increase was driven by improved price realization and productivity, net of investments, partially offset by lower sales volume, higher input costs, and higher restructuring and transition costs.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 28, 2019	September 29, 2018	Change
GAAP
Net Sales	$140.6	$139.4	0.9%
Operating Profit	$23.8	$21.8	8.9%
Operating Profit %	16.9%	15.7%	120	bps

Non-GAAP
Operating Profit	$23.8	$22.1	7.5%
Operating Profit %	16.9%	15.9%	100	bps

•	Hearth products net sales increased $1.2 million or 0.9 percent from the prior year quarter to $140.6 million, driven by an increase in the new construction business.

•
Hearth products GAAP operating profit margin increased 120 basis points for the quarter. This increase was driven by price realization and one-time restructuring and transition costs incurred in the prior year quarter, partially offset by lower sales volume and higher input costs.

Outlook
The Corporation expects full year organic sales to be up approximately 1 percent. This compares to the previous organic sales growth expectation of up 1 to 4 percent. The change is primarily driven by lower growth in the contract-driven office furniture business. Including the impact of closing and divesting small office furniture companies, full year sales are expected to be flat to the prior year. The Corporation's estimate of full year non-GAAP earnings per diluted share has narrowed and is expected to be in the range of $2.50 to $2.60 versus the previous guidance range of $2.50 to $2.70.

"We expect continued profit growth in the fourth quarter. Recently, we have seen increasing macro-economic uncertainty slow our growth in the contract business; however, we are confident in our contract competitive position as we come off a strong third quarter. Our outlook for the supplies-driven office furniture and hearth products businesses remains relatively unchanged. We have multiple opportunities in front of us to grow profits and increase long-term shareholder value,” said Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Thursday, October 24, 2019 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2019 results. To participate, call 1-877-512-9166 – conference ID number 4141358. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will also be made available at that website address. An audio replay of the call will be available until Thursday, October 31, 2019, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 4141358.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales	$625,386	$611,120	$1,630,868	$1,659,803
Cost of sales	387,715	377,789	1,030,993	1,048,683
Gross profit	237,671	233,331	599,875	611,120
Selling and administrative expenses	176,731	179,577	511,080	524,445
Restructuring and impairment charges	284	128	1,214	2,303
Operating income	60,656	53,626	87,581	84,372
Interest expense, net	2,205	2,522	6,795	7,375
Income before income taxes	58,451	51,104	80,786	76,997
Income taxes	12,375	11,197	17,878	16,033
Net income	46,076	39,907	62,908	60,964
Less: Net loss attributable to non-controlling interest	(2)	0	(2)	(50)
Net income attributable to HNI Corporation	$46,078	$39,907	$62,910	$61,014

Average number of common shares outstanding – basic	42,899	43,823	43,217	43,616
Net income attributable to HNI Corporation per common share – basic	$1.07	$0.91	$1.46	$1.40
Average number of common shares outstanding – diluted	43,186	44,679	43,620	44,349
Net income attributable to HNI Corporation per common share – diluted	$1.07	$0.89	$1.44	$1.38

Foreign currency translation adjustments	$(1,035)	$(817)	$(406)	$(1,944)
Change in unrealized gains (losses) on marketable securities, net of tax	36	(6)	252	(99)
Change in pension and post-retirement liability, net of tax	—	—	(1,185)	0
Change in derivative financial instruments, net of tax	(477)	106	(2,112)	1,459
Other comprehensive income (loss), net of tax	(1,476)	(717)	(3,451)	(584)
Comprehensive income	44,600	39,190	59,457	60,380
Less: Comprehensive loss attributable to non-controlling interest	(2)	0	(2)	(50)
Comprehensive income attributable to HNI Corporation	$44,602	$39,190	$59,459	$60,430

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	September 28, 2019	December 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$53,013	$76,819
Short-term investments	848	1,327
Receivables	271,960	255,207
Inventories	181,922	157,178
Prepaid expenses and other current assets	36,824	41,352
Total Current Assets	544,567	531,883
Property, Plant, and Equipment:
Land and land improvements	29,306	28,377
Buildings	292,902	290,263
Machinery and equipment	574,130	565,884
Construction in progress	22,046	28,443
	918,384	912,967
Less accumulated depreciation	538,303	528,034
Net Property, Plant, and Equipment	380,081	384,933

Right-of-use Operating / Finance Leases	74,244	—
Goodwill and Other Intangible Assets	449,288	463,290
Deferred Income Taxes	286	1,569
Other Assets	22,010	20,169
Total Assets	$1,470,476	$1,401,844

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$435,103	$428,865
Current maturities of long-term debt	1,440	679
Current maturities of other long-term obligations	1,876	4,764
Current lease obligations - Operating / Finance	21,007	—
Total Current Liabilities	459,426	434,308

Long-Term Debt	239,418	249,355
Long-Term Lease Obligations - Operating / Finance	61,143	—
Other Long-Term Liabilities	64,356	72,767
Deferred Income Taxes	85,788	82,155
Equity:
HNI Corporation shareholders' equity	560,022	562,933
Non-controlling interest	323	326
Total Equity	560,345	563,259
Total Liabilities and Equity	$1,470,476	$1,401,844

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Nine Months Ended
	September 28, 2019	September 29, 2018
Net Cash Flows From (To) Operating Activities:
Net income	$62,908	$60,964
Non-cash items included in net income:
Depreciation and amortization	57,838	55,887
Other post-retirement and post-employment benefits	1,106	1,325
Stock-based compensation	5,408	6,215
Operating / finance lease interest and amortization	17,252	—
Deferred income taxes	4,798	2,733
Loss on sale and retirement of long-lived assets, net	1,609	1,283
Other – net	2,864	2,314
Net increase (decrease) in operating assets and liabilities, net of divestitures	(28,359)	(16,533)
Increase (decrease) in other liabilities	(9,802)	849
Net cash flows from (to) operating activities	115,622	115,037

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(46,093)	(39,887)
Proceeds from sale of property, plant, and equipment	247	22,686
Acquisition spending, net of cash acquired	—	(2,850)
Capitalized software	(4,098)	(7,092)
Purchase of investments	(6,140)	(2,471)
Sales or maturities of investments	3,889	2,375
Other – net	2,327	1,135
Net cash flows from (to) investing activities	(49,868)	(26,104)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(125,039)	(352,795)
Proceeds from long-term debt	115,775	322,755
Dividends paid	(39,164)	(38,201)
Purchase of HNI Corporation common stock	(65,106)	(16,043)
Proceeds from sales of HNI Corporation common stock	22,338	15,896
Other – net	1,636	(155)
Net cash flows from (to) financing activities	(89,560)	(68,543)

Net increase (decrease) in cash and cash equivalents	(23,806)	20,390
Cash and cash equivalents at beginning of period	76,819	23,348
Cash and cash equivalents at end of period	$53,013	$43,738

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net Sales:
Office furniture	$484,755	$471,687	$1,247,778	$1,276,480
Hearth products	140,631	139,433	383,090	383,323
Total	$625,386	$611,120	$1,630,868	$1,659,803

Income Before Income Taxes:
Office furniture	$51,162	$45,721	$68,180	$64,898
Hearth products	23,772	21,824	54,743	55,250
General corporate	(14,278)	(13,919)	(35,342)	(35,776)
Operating Income	60,656	53,626	87,581	84,372
Interest expense, net	2,205	2,522	6,795	7,375
Total	$58,451	$51,104	$80,786	$76,997

Depreciation and Amortization Expense:
Office furniture	$11,232	$11,012	$33,540	$33,202
Hearth products	2,291	2,026	6,521	6,080
General corporate	5,863	5,569	17,777	16,605
Total	$19,386	$18,607	$57,838	$55,887

Capital Expenditures (including capitalized software):
Office furniture	$6,524	$10,324	$29,190	$35,321
Hearth products	3,204	2,150	10,779	6,317
General corporate	2,856	2,181	10,222	5,341
Total	$12,584	$14,655	$50,191	$46,979

			As of September 28, 2019	As of December 29, 2018
Identifiable Assets:
Office furniture			$872,501	$797,574
Hearth products			379,534	352,060
General corporate			218,441	252,210
Total			$1,470,476	$1,401,844

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of divesting small office furniture companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for both periods presented include restructuring charges, impairment charges, and/or transition costs. Restructuring charges incurred in the current year period presented are primarily comprised of severance costs related to a structural realignment in the office furniture segment. Transition items incurred in connection with this realignment include member relocation costs. In the prior year period presented, costs were incurred as part of the previously announced closures of the hearth manufacturing facility in Paris, Kentucky, the office furniture manufacturing facility in Orleans, Indiana, and structural realignments in China. Restructuring items incurred include severance, while transition items incurred include production move costs.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the full fiscal year. We provide such non-GAAP measure to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	September 28, 2019			September 29, 2018
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$484.8	$140.6	$625.4	$471.7	$139.4	$611.1
% change from PY	2.8%	0.9%	2.3%

Less: Divestitures	—	—	—	4.5	—	4.5

Organic Sales (non-GAAP)	$484.8	$140.6	$625.4	$467.2	$139.4	$606.6
% change from PY	3.8%	0.9%	3.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended September 28, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$237.7	$60.7	$12.4	$46.1	$1.07
% of net sales	38.0%	9.7%		7.4%
Tax %			21.2%

Restructuring charges	—	0.3	0.1	0.2	0.01
Transition costs	—	0.2	0.0	0.2	0.00

Results (non-GAAP)	$237.7	$61.1	$12.5	$46.5	$1.08
% of net sales	38.0%	9.8%		7.4%
Tax %			21.2%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended September 29, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$233.3	$53.6	$11.2	$39.9	$0.89
% of net sales	38.2%	8.8%		6.5%
Tax %			21.9%

Restructuring charges	—	0.1	0.0	0.1	0.00
Transition costs	0.2	0.2	0.1	0.1	0.01

Results (non-GAAP)	$233.5	$53.9	$11.3	$40.1	$0.90
% of net sales	38.2%	8.8%		6.6%
Tax %			21.9%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	September 28, 2019	September 29, 2018	Percent Change
Operating profit as reported (GAAP)	$51.2	$45.7	11.9%
% of net sales	10.6%	9.7%

Restructuring charges	0.3	0.0
Transition costs	0.2	0.0

Operating profit (non-GAAP)	$51.7	$45.7	13.0%
% of net sales	10.7%	9.7%

Hearth Products Reconciliation
(Dollars in millions)
	Three Months Ended
	September 28, 2019	September 29, 2018	Percent Change
Operating profit as reported (GAAP)	$23.8	$21.8	8.9%
% of net sales	16.9%	15.7%

Restructuring charges	—	0.1
Transition costs	—	0.2

Operating profit (non-GAAP)	$23.8	$22.1	7.5%
% of net sales	16.9%	15.9%